SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No. __)

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                              THE MCCLATCHY COMPANY
-------------------------------------------------------------------------------
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                                       N/A
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

                              THE MCCLATCHY COMPANY
                                  2100 Q STREET
                              SACRAMENTO, CA 95816


                                                                  March 29, 1999


To our Shareholders:

         I am pleased to invite you to attend the annual meeting of shareholders of The McClatchy Company on Wednesday, May 19, 1999 in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818.

         At this year's meeting, you are being asked to elect Directors for the coming year and to ratify the appointment of McClatchy's independent auditors. The notice of meeting and proxy statement that follow this letter describe these items in detail. Please take the time to read these materials carefully.

         Your Board of Directors unanimously believes that the two items proposed by the Board are in the best interests of McClatchy and its shareholders, and recommends that you vote in favor of both proposals on the enclosed proxy card.

         In addition to these items of business, at the meeting I will report to you on McClatchy's operations and results, and respond to comments and answer questions of general interest to shareholders.

         Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, please sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience. By doing so, your right to attend or vote at the meeting will in no way be limited.

         Thank you.

                                         Sincerely,


                                         Gary Pruitt
                                         President and Chief Executive Officer

                              THE MCCLATCHY COMPANY
                                  2100 Q STREET
                              SACRAMENTO, CA 95816

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
                              THE McCLATCHY COMPANY
                             TO BE HELD MAY 19, 1999

To the Shareholders:

         The annual meeting of shareholders of The McClatchy Company will be held at the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818, on Wednesday, May 19, 1999, at 9:00 a.m. local time, for the following purposes:

         1.   The election of Directors;

         2. To ratify the appointment of Deloitte & Touche LLP as McClatchy's independent auditors for the 1999 fiscal year; and

         3. To transact such other business as may properly come before the meeting.

         The Board of Directors has chosen March 22, 1999 as the "record date" to identify those shareholders who are entitled to notice of the Annual Meeting and to vote at the meeting. A list of those shareholders will be available at the meeting and for ten days prior to the meeting at McClatchy's corporate offices, 2100 Q Street, Sacramento, California. This notice, the attached proxy statement and the enclosed form of proxy for the meeting are first being mailed on or about March 29, 1999.

                                      By Order of the Board of Directors


                                      Karole Morgan-Prager, Corporate Secretary
March 29, 1999

                             YOUR VOTE IS IMPORTANT!

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                              THE MCCLATCHY COMPANY
                                  2100 Q STREET
                          SACRAMENTO, CALIFORNIA 95816


                              --------------------
                                 PROXY STATEMENT
                              --------------------


         The Board of Directors is sending you this Proxy Statement and soliciting your proxy. This proxy statement explains the matters to be considered and acted upon at the Annual Meeting of Shareholders on May 19, 1999 and how to vote your shares. This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about March 29, 1999.

                      GENERAL INFORMATION FOR SHAREHOLDERS

         As a shareholder of McClatchy, you can be represented at the Annual Meeting and have your shares voted as you direct by means of the enclosed proxy card. When you sign the proxy card, you name Gary Pruitt and Karole Morgan-Prager as your proxy holders. They will vote your shares (and all of the shares of McClatchy stock represented by every properly signed and returned proxy card) at the Annual Meeting as directed on your proxy card.

         You specify your voting choices by marking the appropriate boxes on the proxy card. If you don't specify your voting choices, your proxy holders will vote your shares as recommended by the Board of Directors. The recommendations of the Board of Directors are set forth on the proxy card and in this proxy statement.

         The proxy card also authorizes the proxy holders to vote your shares on any matters that may be properly presented for action at the Annual Meeting if McClatchy did not have notice of the matter before February 14, 1999.

       YOU MUST RETURN A PROPERLY SIGNED PROXY CARD TO AUTHORIZE THE PROXY
                          HOLDERS TO VOTE YOUR SHARES.

         The Board of Directors encourages you to complete and sign the proxy card even if you plan to attend the Annual Meeting. You may revoke your proxy at any time before it is voted at the Annual Meeting. If you attend the Annual Meeting and wish to vote in person, your completed ballot at the Annual Meeting will cancel any proxy that you previously sent.

                      OUTSTANDING SHARES AND VOTING RIGHTS

         Shareholders of record on March 22, 1999 are entitled to vote at the Annual Meeting. On that day, there were 16,124,622 shares of McClatchy Class A Common Stock and 28,611,912 shares of McClatchy Class B Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote in the election of the four Class A directors, no vote in the election of the nine Class B directors and one-tenth vote on other matters presented at the meeting. Each share of Class B Common Stock is entitled to one vote in the election of the nine Class B directors, no vote in the election of the four Class A directors and one vote on other matters presented at the meeting.

         With respect to the election of directors, each outstanding share of McClatchy stock is entitled to cast one vote for as many separate nominees as there are directors of the Class to be elected. The nominees who receive the most votes for the number of positions to be filled are elected as Directors. Other proposals are approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

         If you do not return your proxy, or you indicate "withhold authority to vote" for any nominee on your proxy card, your vote will not count either for or against the election of the nominee. If you do not return your proxy in connection with the proposal to ratify the selection of independent auditors, or "abstain" from voting, it has the same effect as if you voted against the proposal.

         Under the New York Stock Exchange's current rules, if your broker holds your shares in "street" name, the broker may vote your shares for the election of the Class A nominees and for the ratification of the selection of independent auditors, even if it does not receive instructions from you. However, if your broker does not return your proxy for the election of a nominee for director, the non-vote will not count either for or against the nominee. Likewise, if your broker does not return your proxy for the proposal to ratify the selection of our independent auditors, that non-vote will have no effect on the outcome of the proposal.

                           COST OF SOLICITING PROXIES

         McClatchy will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to McClatchy shareholders. Employees of McClatchy and its subsidiaries may also solicit proxies personally and by telephone. The expense for this would be nominal.

                              ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

         McClatchy's Restated Certificate of Incorporation provides that the holders of Class A Common Stock have the right as a class to elect 25% of McClatchy's directors, or the nearest larger whole number, but no vote with respect to the election of the other directors. The holders of the Class B Common Stock have the right to elect the remaining directors. At the Annual Meeting, four Class A Directors will be elected by the Class A shareholders and nine Class B Directors will be elected by the Class B shareholders.

         Your shares will be voted, unless authority is withheld on your proxy card, for the election of the four nominees for Class A Directors named below if you are a Class A shareholder and for the election of the nine nominees for Class B Directors named below if you are a Class B shareholder. Each nominee is presently a Director of McClatchy. The Directors will serve for the ensuing year and until their successors are elected. If any Director nominee is unable or declines to serve as a director at the time of the Meeting, the Board may, by resolution, provide for a lesser number of Directors or designate a substitute Director to fill the vacancy

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

NOMINEES FOR CLASS A DIRECTORS

         ELIZABETH BALLANTINE, 50, has been a Director of McClatchy since March 1998. Prior to joining the Board, Ms. Ballantine was a director of Cowles Media Company, a position she had held since 1993. Ms. Ballantine has been an attorney with Dickstein Shapiro Morin & Oshinsky LLP since November 1993. From August 1990 until November 1993, she worked as a private consultant for international business investments. Ms. Ballantine has also been an Adjunct Professor of History with The George Washington University since August 1991.

         LARRY JINKS, 70, has been a Director of McClatchy since July 1995. He spent 37 years with Knight Newspapers and Knight-Ridder, Inc. and, during that time, he served as managing editor of THE MIAMI HERALD from 1966 to 1972, as executive editor of THE MIAMI HERALD from 1972 to 1976, as editor of the SAN JOSE MERCURY NEWS from 1977 to 1981, as a corporate officer of Knight-Ridder from 1981 to 1989, and as publisher of the SAN JOSE MERCURY NEWS from 1989 to 1994. He is a member of the executive committee of NMC, the media management center at Northwestern University, and is chairman of the Knight Foundation's Journalism Advisory Committee.

         S. DONLEY RITCHEY, 65, has been a Director of McClatchy since July 1985. He retired from Lucky Stores in 1986, where he was chief executive officer and chairman of its board of directors. Mr. Ritchey served as Chair of the Governing Board of the California Power Exchange from May 1997 through March 1999. Currently, he is a director of SBC Communications, De La Salle Institute, Liberty House, Inc., and the Rosenberg Foundation and is managing partner of Alpine Partners, a family investment general partnership. He served as a council member of the town of Danville, California from 1987 to 1995 and twice served as mayor of Danville.

         FREDERICK R. RUIZ, 55, has been a Director of McClatchy since July 1993. He is chairman of Ruiz Foods, Inc., a privately held frozen food company. Mr. Ruiz currently serves on the board of directors of Gottschalks, Inc., The American Frozen Food Institute, The California Endowment, and The Hispanic College Fund. He is Chair of the Institute for Family Business and a member of the Business Advisory Council of California State University, Fresno.

NOMINEES FOR CLASS B DIRECTORS

         WILLIAM K. COBLENTZ, 76, has been a Director of McClatchy since March 1979. He is a senior partner in the San Francisco law firm of Coblentz, Patch, Duffy & Bass. He was a member of the board of directors of Pacific Telesis Group from 1976 to 1992 and is a member of the board of directors of the Koret Foundation, The Central Valley Foundation and the Public Policy Institute of California. From 1964 through 1980 Mr. Coblentz was a member of the University of California Board of Regents and he was its chairman for two years.

         MOLLY MALONEY EVANGELISTI,(1) 46, has been a Director of McClatchy since July 1995. She worked in various capacities for THE SACRAMENTO BEE from October 1978 to December 1996, including the oversight of special projects for THE SACRAMENTO BEE.

         JOAN F. LANE, 70, has been a Director of McClatchy since March 1989. She is currently a Special Assistant to the Board of Trustees and to the President of Stanford University. She has served on the board of directors of the James Irvine Foundation since 1990. She served on the board of directors of The Brown Group, Inc. from 1985 to 1996, and as a trustee of the San Francisco Foundation from 1984 to November 1991. From 1982 to 1992, Mrs. Lane served as Special Assistant to the Dean of the School of Humanities and Sciences of Stanford University. She was a member of the board of trustees of Smith College from 1978 to 1985, and chairman of that board from 1982 to 1985.

         JAMES B. MCCLATCHY,(1) 78, is Publisher of McClatchy, having been elected to that position in July 1987. He served as the Chairman of the Board of Directors from April 1989 to May 1995 and from August 1980 to July 1987. Mr. McClatchy was a Director of McClatchy from 1943 through 1965, was again elected a Director in March 1976 and has served in that capacity since that time. He is a former owner and publisher of several weekly newspapers in California and Nevada. He is a board member and past president of the Inter-American Press Association, board chairman and director of the French American International School, and a director and president of The Central Valley Foundation. He is also a member of the board of directors of Valley Vision.

         KEVIN S. MCCLATCHY,(1) 36, has been a Director of McClatchy since September 1998. He has been the Managing General Partner and Chief Executive Officer of the Pittsburgh Pirates major league baseball team since 1996. From 1994 to 1995 he was President of the Northern California Sports Development Group and The Modesto A's, a minor league baseball team. He was Sales Director for The Newspaper Network, Inc. from 1993 to 1994, Advertising Director at the Amador LEDGER-DISPATCH from 1992 to 1993 and sales representative for THE SACRAMENTO BEE from 1990 to 1992.

         WILLIAM ELLERY MCCLATCHY,(1) 75, has been a Director of McClatchy since March 1976 and Assistant Secretary since August 1980.

------------

(1) James B. McClatchy and William Ellery McClatchy are brothers. Keven S. McClatchy is their nephew and Molly Maloney Evangelisti is their cousin.

         ERWIN POTTS, 66, has been the Chairman of the Board of Directors of McClatchy since May 1995. Mr. Potts served as Chief Executive Officer of McClatchy from April 1989 to May 1996, as President from July 1987 to May 1995 and as Chief Operating Officer from July 1987 to April 1989. He was McClatchy's Executive Vice President from March 1985 to July 1987, and a Vice President from March 1979 to March 1985. In addition, Mr. Potts has been a Director of McClatchy since 1976. He has served as a director of Rainbird Sprinkler Manufacturing Corporation since January 1999. He also currently serves on the boards of the Committee to Protect Journalists and the Sacramento Regional Foundation. He is a former director of the Newspaper Association of America and the California Newspaper Publishers Association and a former member of the California Business Roundtable.

         GARY B. PRUITT, 41, has been Chief Executive Officer of McClatchy since May 1996 and President since May 1995. He served as Chief Operating Officer of McClatchy from May 1995 to May 1996. He has been a Director of McClatchy since July 1995. From May 1994 to May 1995 he served as Vice President, Operations and Technology of McClatchy. Prior to that time he was Publisher of THE FRESNO BEE from October 1991 to May 1994. He served McClatchy as Secretary and General Counsel from 1987 to 1991 and Counsel from 1984 to 1987. He currently serves as a member of the board of director of the Newspaper Association of America (NAA), the American Press Institute, the James Irvine Foundation and the Crocker Art Museum Association. He is also Chairman of the NAA Postal Committee and a member of the California Business Roundtable, the Associated Press Auditing Committee and the Chancellor's Committee for The University of California, Berkeley,.

         WILLIAM M. ROTH, 82, has been a Director of McClatchy since September 1980. He was chief financial officer for Matson Navigation Company from 1952 to 1961, chairman of the board of Pacific Life Assurance Company from 1960 to 1963, and U.S. Ambassador and Special Trade Representative from 1963 to 1969. He also served as a member of the University of California Board of Regents for 16 years.

OTHER EXECUTIVE OFFICERS

         PETER M. CAJACOB, 55, has been Vice President, Human Resources of McClatchy since December 1993. He joined McClatchy as its Director of Human Resources in February 1990. From 1989 to February 1990 he was director of human resources for the GenCorp Automotive Group and prior to that time held management positions in human resources with Aerojet General Corporation and Whirlpool Corporation. Mr. CaJacob served on the board of directors of the Industrial Relations Bureau of the California Newspaper Publishers Association in 1990 and 1991.

         GREGORY E. FAVRE, 63, has been Vice President, News of McClatchy since January 1990. From 1984 to 1998 he served as Executive Editor of THE SACRAMENTO BEE. Prior to that he was managing editor of the CHICAGO SUN TIMES and managing editor of the CHICAGO DAILY NEWS. Mr. Favre is a past President and director of the American Society of Newspaper Editors and is currently a board member and membership chair of the Inter-American Press Association. He was the recipient of the 1997 National Association of Minority Executives Catalyst award for leadership in advocating and advancing diversity. He is a board member of the Advisors of the Pacific Coast Center of the Freedom Forum and the Board of Visitors for the University of California, Davis, Medical School and the Foundation of American Communications. He currently serves as a member of the Board of Visitors, Medill School of Journalism and the Board of Advisors, Graduate School of Journalism of the University of California, Berkeley. Mr. Favre was named California Newspaper Executive of the Year by the California Newspaper Publishers Association in 1993. He served as President of the California Society of Newspaper Editors during the 1988-1989 term.

         KAROLE MORGAN-PRAGER, 36, has been General Counsel and Corporate Secretary of McClatchy since July 1995 and was named Vice President in May 1998. From May 1992 to July 1995 she was Associate General Counsel of The Times Mirror Company. She was an associate with the Morrison & Foerster law firm from October 1987 to May 1992. She currently serves on the board of directors of The Boys & Girls Club of Greater Sacramento.

         JAMES P. SMITH, 61, is Vice President, Finance and Treasurer of McClatchy. He was a Director of McClatchy from March 1982 until May 1998. He was named Vice President, Finance in December 1985 and

Treasurer in July 1980. Prior to that time he had served as Assistant Treasurer. Mr. Smith served as Secretary from July 1980 through January 1987. Mr. Smith has been McClatchy's chief financial officer since 1980.

         ROBERT J. WEIL, 48, is Vice President, Operations of McClatchy. In this capacity, he oversees McClatchy's newspaper operations in the Northwest and the Twin Cities of Minneapolis/St. Paul and The Newspaper Network. He was named to this position in September 1997. From May 1994 to September 1997, he served as Publisher of THE FRESNO BEE. From September 1992 to May 1994, he was President and Chief Operating Officer for Persis Media, a privately held company with newspaper operations headquartered in Bellevue, Washington. Mr. Weil held other senior management positions with Persis and Gannett from April 1973 to September 1992.

         FRANK R. J. WHITTAKER, 49, is Vice President, Operations of McClatchy. In this capacity, he oversees McClatchy's operations in California and the Carolinas as well as Nando Media. He was named to this position in September 1997. Mr. Whittaker joined McClatchy as general manager of THE SACRAMENTO BEE in 1985. From January 1990 to September 1997, he served as both President and General Manager of THE SACRAMENTO BEE. For 13 years prior to that time, Mr. Whittaker served THE TORONTO STAR in Canada in a variety of management positions, including director of strategic planning and circulation director. Mr. Whittaker is past president of the California Newspaper Publishers Association and serves on the board of the Audit Bureau of Circulations.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors met six times during 1998. The Board of Directors has Compensation, Audit, and Pension and Savings Plans Committees, and a Committee on the Board. The Board of Directors has no nominating committee.

         COMPENSATION COMMITTEE. Mr. Coblentz, Chairperson, Mr. Jinks, Mrs. Lane, and Mr. Ritchey are the members of the Compensation Committee. The Compensation Committee adopts and administers the following compensation plans for executive officers and certain other employees of McClatchy: the Management By Objective Annual Bonus Plan, the Chief Executive Officer Bonus Plan, the Long-Term Incentive Plan, the Employee Stock Purchase Plan, the 1987 Amended and Restated Stock Option Plan, the 1994 Amended and Restated Stock Option Plan and the 1997 Stock Option Plan. The Compensation Committee held six meetings in 1998.

         AUDIT COMMITTEE. Mr. Ruiz, Chairperson, Ms. Ballantine, Mr. Coblentz, Mrs. Lane and Mr. Ritchey are the members of the Audit Committee. The Audit Committee recommends selection of the independent auditors for McClatchy to the Board of Directors (selection being subject to ratification by the stockholders), reviews the scope and results of the annual audit, approves the services to be performed by the independent auditors, and reviews the independence of the auditors, the performance and fees of the independent auditors, the effectiveness and adequacy of the systems of financial reporting and internal accounting controls, and the scope and results of internal auditing procedures. The Audit Committee held four meetings during 1998.

         PENSION AND SAVINGS PLANS COMMITTEE. Mr. Ritchey, Chairperson, Mr. Coblentz, Mrs. Lane and Mr. Pruitt are the members of the Pension and Savings Plans Committee. The Pension and Savings Plans Committee reviews McClatchy's pension funding policy and objectives, monitors the investment of the assets in the Company's 401(k) and Pension Plans, and recommends appropriate related action to the Board of Directors. The Pension and Savings Plans Committee held two meetings in 1998.

         COMMITTEE ON THE BOARD. Mrs. Lane, Chairperson, Ms. Ballantine, Mr. Coblentz, Mr. Jinks, Mr. Ritchey, Mr. Roth, and Mr. Ruiz are the members of the Committee on the Board. The Committee on the Board develops criteria for Board membership and advises the Board of Directors with respect to such other matters relating to directors as may be deemed appropriate. The Committee on the Board held three meetings in 1998.

         All Board and Committee members attended more than 75% of the combined meetings of the Board of Directors and Committees on which they served during 1998, except William Ellery McClatchy, who attended 67% of the meetings of the Board.

                                 STOCK OWNERSHIP

CLASS B COMMON STOCK

         The following table shows information about the beneficial ownership of the Class B Common Stock as of March 22, 1999 by (i) certain of the Directors and nominees for Director, (ii) all executive officers and Directors (including nominees) of McClatchy as a group, and (iii) each person known by McClatchy to own beneficially more than 5% of the outstanding shares of the Class B Common Stock.

               Certain Directors, Directors and                   Number of Shares
                Executive Officers as a Group,                       of Class B
                    and 5% Stockholders(1)                         Common Stock          Percent
----------------------------------------------------------------  ----------------       -------
James B. McClatchy..............................................     15,992,053(2)         55.9%
William K. Coblentz.............................................     13,769,049(3)         48.1%
William Ellery McClatchy........................................     13,000,000(4)         45.4%
Erwin Potts.....................................................     12,500,000(5)         43.7%
William M. Roth.................................................     12,500,000(5)         43.7%
Molly Maloney Evangelisti.......................................      5,662,500(6)         19.8%
Brown McClatchy Maloney.........................................      5,578,748(7)         19.5%
Kevin S. McClatchy..............................................        707,968             2.5%
All executive officers and directors as a group (20 persons)....     22,532,989            78.8%

----------
(1)      All addresses: c/o The McClatchy Company, P. O. Box 15779, Sacramento,
         CA 95852-0779.
(2)      Includes: (i) 12,500,000 shares held under five separate trusts with
         2,500,000 shares and different income beneficiaries. James B.
         McClatchy, William Ellery McClatchy, William K. Coblentz, William M.
         Roth and Erwin Potts share joint voting and investment control with respect to these trusts. James B. McClatchy disclaims beneficial ownership of all but 2,500,000 shares in one such trust as to which he has a present income interest; (ii) 598,581 shares over which James B.
         McClatchy and William K. Coblentz share joint voting and investment control as co-executors under the will of Charles K. McClatchy, deceased. James B. McClatchy disclaims beneficial ownership of these shares; and (iii) 500,000 shares over which James B. McClatchy, William
         Ellery McClatchy and William K. Coblentz share joint voting and investment control as co-trustees of certain trusts established under the will of Charles K. McClatchy, deceased. James B. McClatchy disclaims beneficial ownership of these shares.
(3)      Includes: (i) 12,500,000 shares held under five separate trusts with
         2,500,000 shares and different income beneficiaries. James B.
         McClatchy, William Ellery McClatchy, William K. Coblentz, William M.
         Roth and Erwin Potts share joint voting and investment control with respect to these trusts. William K. Coblentz disclaims beneficial ownership of these shares; (ii) 598,581 shares over which James B.
         McClatchy and William K. Coblentz share joint voting and investment control as co-executors under the will of Charles K. McClatchy, deceased. William K. Coblentz disclaims beneficial ownership of these shares; (iii) 500,000 shares over which James B. McClatchy, William
         Ellery McClatchy and William K. Coblentz share joint voting and investment control as co-trustees of certain trusts established under the will of Charles K. McClatchy, deceased. William K. Coblentz disclaims beneficial ownership of these shares; and (iv) 170,468 shares with regard to which William K. Coblentz acts as a co-trustee under one trust agreement with voting and investment control shared with other trustees. William K. Coblentz disclaims beneficial ownership of these shares.
(4)      Includes: (i) 12,500,000 shares held under five separate trusts with
         2,500,000 shares and different income beneficiaries. James B.
         McClatchy, William Ellery McClatchy, William K. Coblentz, William M.
         Roth and Erwin Potts share joint voting and investment control with respect to these trusts. William Ellery McClatchy disclaims beneficial ownership of all but 2,500,000 shares in one such trust as to which he has a present income interest; and (ii) 500,000 shares over which James
         B. McClatchy, William Ellery McClatchy and William K. Coblentz share joint voting and investment control as co-trustees of certain

                                      -6-


         trusts established under the will of Charles K. McClatchy, deceased.
         William Ellery McClatchy disclaims beneficial ownership of these shares.
(5) These shares are held under five separate trusts each with 12,500,000 shares and different income beneficiaries. James B. McClatchy, William
         Ellery McClatchy, William K. Coblentz, William M. Roth and Erwin Potts share joint voting and investment control with respect to these trusts.
         Both Erwin Potts and William M. Roth disclaim beneficial ownership of these shares.
(6)      Includes 1,850,000 shares held in trust over which Molly Maloney
         Evangelisti and Brown McClatchy Maloney share joint voting and investment control. Molly Maloney Evangelisti is a beneficiary under this trust.
(7)      Includes 1,850,000 shares held in a trust over which Brown McClatchy
         Maloney and Molly Maloney Evangelisti share joint voting and investment control as co-trustees. Brown McClatchy Maloney is a beneficiary under this trust. Also includes 134,440 shares held in four trusts for the benefit of each of his four children, each containing 33,610 shares.
         Brown McClatchy Maloney has sole voting and investment control with respect to these trusts. Brown McClatchy Maloney disclaims beneficial ownership of these shares.

CLASS A COMMON STOCK

         The following table shows information about the beneficial ownership of the Class A Common Stock as of March 22, 1999 by (i) each Director and nominee for Director, (ii) certain of McClatchy's executive officers, (iii) all executive officers and Directors (including nominees) as a group, and (iv) each person known to own beneficially more than 5% of the outstanding shares of the Class A Common Stock. In addition, Securities and Exchange Commission rules deem a person to be the beneficial owner of McClatchy Class A Common Stock if he or she can exercise an option to acquire the shares presently or sometime within the next 60 days. Also, each holder of Class B Common Stock is deemed to be the beneficial owner of the same number of shares of Class A Common Stock under the Securities and Exchange Commission rules, on the basis that he or she has the right, subject to the terms of the Stockholders Agreement discussed later in this Proxy Statement, to convert Class B Common Stock into Class A Common Stock. For purposes of calculating the percentage of outstanding shares of Class A Common Stock beneficially owned by each shareholder, the shares of Class A Common Stock deemed to be owned by each shareholder because of his or her ownership of Class B Common Stock are treated as outstanding only for that shareholder. As a result, the column showing the percentage of deemed beneficial ownership of Class A Common Stock does not reflect the beneficial ownership of Class A Common Stock actually outstanding on March 22, 1999.

                                                                                   Deemed Beneficial Ownership
                                                   Beneficial Ownership of           of Class A Common Stock
          Directors, Executive Officers,              Outstanding Shares of     --------------------------------
          Directors and Executive                   Class A Common Stock        Number of Shares
           Officers as a Group,                       (including Shares            Of Class A
          and 5% Stockholders(1)                       held by spouse)           Common Stock            Percent
------------------------------------------       -------------------------      ----------------         -------

James B. McClatchy......................                     2,500                  15,994,553           49.8%
William K. Coblentz.....................                    17,470(2)               13,786,519           46.1%
William Ellery McClatchy................                     6,845(3)               13,006,845           44.6%
Erwin Potts.............................                    43,498(4)               12,543,498           43.8%
William M. Roth.........................                    20,220(5)               12,520,220           43.7%
Molly Maloney Evangelisti...............                    28,865(6)                5,691,365           26.1%
Brown McClatchy Maloney.................                    15,000(7)                5,593,748           25.8%
Estate of Sue Maloney Stiles............                     2,850                   1,263,457            7.3%
Kevin S. McClatchy......................                         0                     707,968            4.2%
Elizabeth Ballantine....................                    66,737(8)                   66,737           (9)
Gary B. Pruitt..........................                   111,091(10)                 111,091           (9)
James P. Smith..........................                    61,437(11)                  61,437           (9)
Gregory E. Favre........................                    23,772(12)                  23,772           (9)
Robert J. Weil..........................                    11,637(13)                  11,637           (9)


                                                       -7-


Frank R. J. Whittaker...................                    56,669(14)                  56,669           (9)
S. Donley Ritchey.......................                    16,720(5)                   16,720           (9)
Joan F. Lane............................                    15,470(5)                   15,470           (9)
Frederick R. Ruiz.......................                    10,970(15)                  10,970           (9)
Larry Jinks.............................                     3,595(16)                   3,595           (9)
Wellington Management Company, LLP......                 1,404,150(17)               1,404,150            8.7%
Private Capital Management, Inc.........                 1,143,849(18)               1,143,849            7.1%
Vanguard PRIMECAP Fund..................                 1,000,000(19)               1,000,000            6.2%
PRIMECAP Management Company.............                 1,000,000(20)               1,000,000            6.2%
GAMCO Investors, Inc....................                   859,957(21)                 859,957            5.3%
All executive officers and directors as a
   group (20 persons as Beneficial Owners)(22)             534,574                  23,067,563           59.1%
----------

(1)      All addresses are c/o The McClatchy Company, P.O. Box 15779,
         Sacramento, CA 95852-0779, except as follows: (i) Wellington Management
         Company, LLP, 75 State Street, Boston, MA 02109; (ii) Private Capital
         Management, Inc., 3003 Tamiami Trail N., Naples, FL 33940; (iii)
         Vanguard PRIMECAP Fund, P.O. Box 2600, Valley Forge, PA 19482; (iv)
         PRIMECAP Management Company, 225 South Lake Avenue, Suite 400,
         Pasadena, CA 91201; and (v) GAMCO Investors, Inc., One Corporate
         Center, Rye, NY 10580.
(2) Includes 10,470 shares subject to stock options which are currently exercisable.
(3) Includes 6,720 shares subject to stock options which are currently exercisable.
(4) Includes 625 shares subject to stock options which are currently exercisable.
(5) Includes 14,220 shares subject to stock options which are currently exercisable.
(6) Includes 1,563 shares subject to stock options which are currently exercisable. Also includes 15,000 shares subject to stock options which are currently exercisable and held by the Estate of Betty Lou Maloney, over which Molly Maloney
         Evangelisti is a co-executor.
(7) Includes 15,000 shares subject to stock options which are currently exercisable and held by the Estate of Betty Lou Maloney, over which Brown McClatchy Maloney is a co-executor.
(8) Includes 625 shares subject to stock options which are currently exercisable and 43,548 shares held under a trust pursuant to which Ms.
         Ballantine is one of the trustees.
(9)      Percentage is less than 1%.
(10) Includes 101,250 shares subject to stock options which are currently exercisable.
(11) Includes 43,875 shares subject to stock options which are currently exercisable.
(12) Includes 21,875 shares subject to stock options which are currently exercisable.
(13) Includes 10,625 shares subject to stock options which are currently exercisable.
(14) Includes 55,625 shares subject to stock options which are currently exercisable.
(15) Includes 6,720 shares subject to stock options which are currently exercisable.
(16) Includes 2,970 shares subject to stock options which are currently exercisable.
(17)     Based on a Schedule 13G/A filed February 10, 1999.
(18)     Based on a Schedule 13G/A filed on February 17, 1999.
(19)     Based on a Schedule 13G/A filed February 10, 1999.
(20)     Based on a Schedule 13G/A filed on October 30, 1998.
(21) Based on a Schedule 13D filed on June 22, 1998. Includes beneficial ownership of entities affiliated with GAMCO Investors, Inc.
(22) Includes 357,011 shares subject to stock options which are currently exercisable.

AGREEMENT AMONG CLASS B SHAREHOLDERS

         The holders of the Class B Common Stock are parties to an agreement which will terminate September 17, 2047 (unless terminated earlier in accordance with its terms). In this agreement the Class B shareholders have agreed that, subject to certain exceptions, none of them can transfer any shares of Class B Common Stock (unless such shares are, as generally permitted by the agreement, first converted into Class A Common Stock) except to one or more "Permitted Transferees." A "Permitted Transferee" is any current holder of Class B Common Stock of McClatchy; any lineal descendant of Charles K. McClatchy (1858 - 1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more of his lineal descendants.

         In the event that a Class B shareholder attempts to transfer any shares of Class B Common Stock in violation of the agreement, or upon the happening of certain other events enumerated in the agreement as "Option Events," the remaining Class B shareholders have the option to purchase that shareholder's Class B Common Stock. The option to purchase would entitle each remaining Class B shareholder to purchase the number of shares of Class B Common Stock proportionate to that party's holdings of Class B Common Stock. If all the shares proposed to be transferred are not purchased by the remaining Class B shareholders, McClatchy has the option of purchasing the remaining shares. In general, any shares not purchased under this procedure will be converted into shares of Class A Common Stock and then transferred freely (unless following conversion the outstanding shares of Class B Common Stock would constitute less than 25% of the total number of all outstanding shares of common stock of McClatchy). The intent of the agreement is to preserve family control of McClatchy. The agreement can be terminated by the vote of the holders of 80% of the outstanding shares of Class B Common Stock who are subject to the agreement.

                                  COMPENSATION

DIRECTORS' COMPENSATION

         McClatchy pays its non-employee Directors an annual retainer of $30,000 per year plus $1,200 per day for in-person attendance at meetings of the Board of Directors and $1,000 per day for in-person attendance at Committee meetings. Attendance at Board or Committee meetings by teleconference is compensated at one-half the rate for in-person meetings. Erwin Potts, as Chairman of the Board, receives an additional $50,000 per year for his services. Committee Chairs receive an additional $5,000 per year for their services. Compensation for attendance at meetings is subject to a limitation of two meetings in any one day, whether by teleconference or in-person attendance. McClatchy also reimburses non-employee Directors for expenses incurred by them in connection with the business and affairs of McClatchy.

         Each non-employee Director receives an annual grant of an option to purchase 2,500 shares of Class A Common Stock under the 1990 Directors' Stock Option Plan, as amended. The stock options are granted at fair market value, have a ten-year term and vest equally over four years beginning March 1 following the date of award.

                      REPORT OF THE COMPENSATION COMMITTEE

         This report is provided by the Compensation Committee to assist shareholders in understanding the Committee's objectives and procedures in establishing the compensation of McClatchy's Chief Executive Officer and other senior executives.

         The Compensation Committee, which consists entirely of Directors who are not employees of McClatchy, is responsible for establishing and administering McClatchy's executive compensation program. The program focuses on both short-term and long-term performance utilizing a combination of cash and equity incentives. It is designed to reward and create incentives for excellence in individual achievement as well as McClatchy's performance. All members of the Committee qualify as "outside directors" under Section 162(m) of the IRS Code.

         The principal elements of McClatchy's executive compensation program are (i) annual base salary, (ii) annual cash bonus (including the bonus paid to the CEO under the Chief Executive Officer Bonus Plan) based on the Committee's assessment of success in meeting performance objectives on an individual, unit and/or McClatchy-wide basis, (iii) cash compensation under the Long-Term Incentive Plan based upon growth in pretax earnings over a three-year period of time, and (iv) stock option awards under McClatchy's stock option plans which provide equity compensation, the value of which will ultimately be determined by growth over time in the market price of McClatchy's common stock. In carrying out its duties, the Committee sets the salary and annual cash bonus of the CEO and, after review and consideration of the recommendations of the CEO, approves the annual cash compensation of the other executive officers. The Committee also administers McClatchy's employee stock option plans and the Long-Term Incentive Plan, and in so doing, designates all persons who will receive awards and sets the amount, form and other conditions of the awards.

         In evaluating McClatchy's performance, the Committee considers improvement in revenue and earnings, growth in circulation, product excellence and market acceptance, sound strategic planning, development of new products and services, and community involvement and good corporate citizenship. In evaluating individual performance of key executives, the Committee also reviews leadership and individual achievement.

         The Committee believes McClatchy's compensation program is vital to the achievement of McClatchy's objectives, in that it will:

          o Enable McClatchy to attract and retain key executives essential to its long-term success;

          o Motivate and reward senior executives for development and achievement of sound strategic business objectives; and

          o Provide opportunity to selected executives to acquire an interest in the success of McClatchy through stock ownership under its stock option plans.

         The Committee views other companies in the media industry (including the fourteen publicly traded companies included as the Peer Group in the Five-Year Performance Graph set forth on page 17 of this proxy statement) as McClatchy's competition when determining competitive compensation practices.

        In order to maximize the tax deductibility of option awards upon exercise under Section 162(m) of the IRS Code, in 1994 McClatchy submitted for a vote of the shareholders its 1994 Stock Option Plan, which Plan was approved. The Amended and Restated 1994 Stock Option Plan, which added an additional 1,000,000 shares to the Plan, was submitted to the shareholders in 1998, which Plan was approved. Effective January 1, 1998, McClatchy adopted the Chief Executive Officer Bonus Plan and the Long-Term Incentive Plan, each of which was approved by the shareholders at the 1998 Annual Meeting and qualify under
Section 162(m). McClatchy may also determine to pay compensation to the executive officers, including the Chief Executive Officer, that may not be deductible under Section 162(m).

COMPENSATION OF EXECUTIVE OFFICERS, 1998

         McClatchy's existing executive compensation program consists of three basic elements: base pay, short-term incentives and long-term incentives. In late 1997 the Committee set salary and incentive levels of McClatchy's executive officers for fiscal 1998. At that time the Committee reviewed compensation data provided by an outside consultant to obtain a perspective on compensation levels at McClatchy compared to companies within the newspaper industry, including the Peer Group.

         BASE PAY. In determining salaries, the Committee reviews publicly available information on compensation at other newspaper companies, including companies in the Peer Group, and data provided by an outside consultant, with particular emphasis on salary levels at companies of a size comparable to McClatchy. The Committee generally targets salary structures at the median pay levels of those companies. The Committee also considers internal pay equity factors, general economic conditions, McClatchy's financial performance (growth in revenues, ability to control operating costs, improvement in operating cash flow and operating income, and improvement in net income and earnings per share), and individual responsibility, experience and job performance. No specific weight is assigned to any particular factor.

         Based on these factors, the Committee granted 1998 salary increases to executive officers ranging from 3.5% to 18.2% over prior year salary. The Committee believes these increases are consistent with salary and wage increases granted throughout McClatchy, and believes that base salaries for McClatchy's executive officers generally are at or below the median base salaries for other newspaper companies, including companies in the Peer Group.

         SHORT-TERM INCENTIVES (MANAGEMENT BY OBJECTIVE ANNUAL BONUS PLAN). The Committee's goal is to establish short-term incentive opportunities that are meaningful in relation to each executive's total compensation and the executive's level of responsibility. In general, in evaluating performance, the higher the level of responsibility, the greater the proportion of the executive's total compensation is at risk. The Management by Objective Annual Bonus Plan ("MBO Plan") is an annual cash incentive plan that links awards to performance results of the prior year. Awards for 1998 under the MBO Plan, which applies to each executive officer other than the CEO, were based on full or partial achievement of pre-established performance goals relating to corporate results, business unit results and individual performance. Each performance objective is weighted to reflect its relative contribution to specific short-term and long-term financial, strategic and/or management practices goals applicable to the executive. To determine the bonus to which an executive is entitled, a certain number of points, targeted at 100, were awarded to each executive officer based upon his performance during the year. A certain percentage of total points possible, typically not exceeding 10%, is reserved for subjective evaluation. Points are applied as a percentage to an amount equal to a predetermined percent, varying from 30% to 45% (depending on the particular participant) of his or her base salary during the year. The Committee determined cash bonuses for 1998 in early 1999 based on year-end assessment of actual results as compared to predetermined objectives.

         LONG-TERM INCENTIVES.

            STOCK OPTION AWARDS. Non-qualified stock option awards are usually granted each year to selected management personnel, including all executive officers permitted by the terms of the employee stock option plans to participate. The Committee believes stock option awards help align the financial interests of the executive officers with those of shareholders. In fixing stock option grants, the Committee, through subjective evaluation processes, determines the award for the CEO, and as to the other participants, including the four remaining named executive officers, considers the recommendation of the CEO. Elements given weight by the Committee in considering the number of options to be awarded are individual responsibility and accountability, anticipated contributions, and long-term value of the participant to McClatchy. The process employed by the Committee in determining individual awards under McClatchy's employee stock option plans, including those of executive officers, relates primarily to levels of responsibility but also includes subjective factors not subject to predetermined specific criteria.

            LONG-TERM INCENTIVE PLAN AWARDS. In January 1998, McClatchy decided to replace its Executive Performance Plan ("EPP") with a Long-Term Incentive Plan ("LTIP"). The LTIP was approved by the McClatchy shareholders at the 1998 Annual Meeting. Awards for 1998 under McClatchy's LTIP were made in early 1998. These awards are comprised of Incentive Units, each of which represents a contingent right to receive in cash an amount equal to $1 times the number of percentage points by which McClatchy's pre-tax earnings (without giving effect to any gain or loss on the sale of assets) increase over a three-year performance period. The performance period for the 1998 LTIP awards began on January 1, 1998 and will end on December 31, 2000.

         The Committee selects executives as participants in the LTIP and determines the number of Incentive Units awarded. In determining awards the Committee, through a subjective evaluation process, sets the number of Incentive Units awarded to the CEO, and as to the other participants, including the four other named executive officers, considers the recommendation of the CEO. The Committee believes LTIP awards contribute to keeping participating executives sharply focused upon maintenance of strong shareholder value even in challenging economic environments. The selection of participants and determination of award units relate primarily to levels of responsibility, but also include subjective factors not subject to specific criteria. As noted above, in 1998

McClatchy replaced the awards under the EPP with awards under the LTIP. However, because EPP awards vest over a period of four years, commencing March 1 of the year following the year for which the grant was made, participating executives will continue to receive cash payments under the EPP through 2001, as prior awards vest.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER, 1998

         BASE PAY. Mr. Pruitt's 1998 base pay was considered in late 1997 and was set at that time at $650,000, an 18.2% increase over his 1997 salary. Mr. Pruitt's 1998 salary reflected his excellent performance as McClatchy's CEO. During 1997, McClatchy posted record revenues and earnings and reached agreement, under Mr. Pruitt's leadership, to acquire the STAR TRIBUNE in the Twin Cities of Minneapolis/St. Paul. The acquisition, which was completed in March 1998, was the largest in McClatchy's history and has positioned McClatchy as one of the top ten newspaper companies in the nation based on daily and Sunday circulation.

         SHORT-TERM INCENTIVES (CEO BONUS PLAN). In January 1998 McClatchy adopted a Chief Executive Officer Bonus Plan. This Plan was approved by the shareholders at the 1998 Annual Meeting. Under the Plan, the Committee determines the CEO's bonus payment based on an objective formula established in advance by the Committee. In March of 1998, the Committee determined the formula for Mr. Pruitt's 1998 bonus. Under this formula, Mr. Pruitt's 1998 bonus was based on McClatchy's actual results compared to budgeted earnings per share and budgeted operating cash flow. The target payout of 50% of Mr. Pruitt's annual base pay is adjusted up or down based on McClatchy performance relative to budgeted earnings per share and operating cash flow, with each measurement equally weighted at 25% of annual base pay.

         In 1998, under Mr. Pruitt's leadership, McClatchy successfully completed the acquisition of the STAR TRIBUNE and continued to sharpen its strategic focus with the sale of certain non-strategic businesses. McClatchy posted earnings of $61.1 million, or $1.41 per share, compared to $63.8 million or $1.67 per share (excluding 14 cents per share gain on the sales of operations) in 1997. The dilutive impact of the STAR TRIBUNE acquisition was much lower than management originally anticipated--about half of the 45% to 50% originally projected. Operating cash flow (operating income plus depreciation and amortization) for 1998 was $274.6 million compared to $169.8 million for 1997. Although not factored into Mr. Pruitt's bonus, revenues for the year were $968.7 million, up 50.9%, and were $654.0 million, excluding the STAR TRIBUNE and revenues from sold operations, compared to revenue of $629.2 million from ongoing operations in 1997.(2) Also, advertising revenues grew 4.1% excluding the STAR TRIBUNE, and average paid circulation of McClatchy's daily newspapers grew in 1998 by 1.5% daily and 0.4% Sunday, despite the continued industry trend of declining circulation. Given McClatchy's 1998 earnings per share and operating cash flow performance, as compared to budget, the Committee awarded Mr. Pruitt a cash bonus of $455,000 in January 1999.

         LONG-TERM INCENTIVES. Generally, the Committee grants to the CEO his long-term incentive awards for the following year at the end of each year. However, due to the compensation review process undertaken by the Committee in late 1997 and the fact that McClatchy adopted its LTIP in early 1998, Mr. Pruitt received no long-term incentive awards in 1997. Rather, in early 1998 the Committee made the stock option and LTIP awards that it normally would have made in late 1997. Returning to its normal practice, the Committee made Mr. Pruitt's stock option and LTIP awards for 1999 in late 1998. Therefore, Mr. Pruitt received his long-term incentive awards for both 1998 and 1999 during 1998. Mr. Pruitt's first long-term incentive award in 1998 consisted of non-qualified stock options to purchase 50,000 shares of McClatchy Class A Common Stock and 4,000 Incentive Units under the McClatchy LTIP. His 1999 award, made in late 1998, consisted of non-qualified stock options to purchase 55,000 shares of McClatchy Class A Common Stock and 5,000 Incentive Units under the LTIP. Based on McClatchy's performance and data provided by an outside consultant, the Committee believes these awards are reasonable and well within competitive practice for his level of responsibilities. Also, Mr. Pruitt received $68,101 in 1998 from vested awards under the EPP, which was replaced by the LTIP in 1998.

------------

(2) In 1998, McClatchy changed from a calendar year to a fiscal year ending on Sunday nearest December 31. As a result, 1998 results are reported through Deember 27, and include four fewer days than 1997 results.

         The Committee, in setting salary and bonus levels for Mr. Pruitt, and in fixing the number of stock option awards granted to Mr. Pruitt under McClatchy's employee stock option plans, and LTIP Units awarded him under the LTIP, does not assign relative weight to the indicated factors. The process is primarily subjective in nature. Each Committee member may well accord a different weight to the various factors considered.

         The tables which follow, and accompanying narrative, reflect the decisions covered by the above discussion.

                                                 WILLIAM K. COBLENTZ, CHAIRMAN
                                                 LARRY JINKS
                                                 JOAN F. LANE
                                                 S. DONLEY RITCHEY


                             EXECUTIVE COMPENSATION

         The following tables set forth the annual compensation paid or accrued by McClatchy to or on behalf of the Chief Executive Officer and the four other most highly compensated executive officers for the fiscal years ended December 31, 1996 and 1997 and December 27, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                              Long-Term Compensation
                                                                             -------------------------
                                        Annual Compensation                     Awards        Payouts
                             ---------------------------------------------   -------------   ---------
                                                                              Securities
         Name and                                          Other Annual       Underlying       LTIP          All Other
   Principal Position        Year   Salary($)  Bonus($)  Compensation($)(1)  Options(#)(2)   Payouts(3)  Compensation($)(4)
--------------------------   ----   ---------  --------  ------------------  -------------   ----------  ------------------
Pruitt, Gary B.(5)........   1998   $650,000   $455,000     $      0           105,000         $ 0          $   8,456
  President and Chief        1997    550,000    350,000      120,473                 0         N/A              7,441
    Executive Officer        1996    429,167    225,000       96,214            62,500         N/A               7047

Whittaker, Frank R. J.(6).   1998   $340,000   $130,000     $      0            20,000         $ 0          $   7,869
  Vice President,            1997    276,255     96,000       58,675            20,000         N/A              7,386
    Operations

Weil, Robert (6)..........   1998   $330,000   $140,000     $      0            20,000         $ 0          $   7,828
  Vice President,            1997    271,580     96,000      114,256(7)         20,000         N/A              7,299
    Operations

Smith, James P............   1998   $300,000   $ 95,550     $      0            15,000         $ 0          $  10,108
  Vice President, Finance    1997    290,000     67,425       69,288            15,000         N/A              9,516
    and CFO                  1996    280,020     57,754       62,410            12,500         N/A              8,795

Favre, Gregory E..........   1998    285,000   $ 84,075     $      0            12,500         $ 0          $  10,988
  Vice President, News       1997    252,789     61,579       58,675            12,500         N/A             10,023
                             1996    232,024     50,175       52,780            12,500         N/A              9,224

----------
(1)      Represents earnings accrued under McClatchy's Executive Performance
         Plan. These earnings are vested and paid out in four equal annual installments of 25% each commencing March 1 following the year for which the award is made. However, under the Executive Performance Plan, the earnings vest by an additional 25% upon a participant's early retirement under the McClatchy Restated Retirement Plan. Upon normal retirement under the Restated Retirement Plan, 100% of the earnings vest immediately. In 1998 McClatchy replaced the Executive Performance
         Plan with the Long-Term Incentive Plan (see footnote (3) below).
(2)      Stock option awards in 1996 have been adjusted to reflect the five for four stock split, paid in the form of a stock dividend on shares of
         McClatchy Class A and Class B Common Stock on January 2, 1997, to
         stockholders of record on December 16, 1996.

                                      -13-


(3) In January 1998 McClatchy adopted its Long-Term Incentive Plan. Awards under the LTIP consist of Incentive Units, each of which represents a contingent right to receive in cash an amount equal to $1 times the number of percentage points by which McClatchy's pre-tax earnings increase over a three-year period. No payouts have yet been made under this plan. The first awards under this plan were granted in 1998 for the performance period beginning January 1, 1998 and ending December
         31, 2000. The first payout will be in 2001.
(4) This sum includes (i) Company contributions to McClatchy's 401(k) Plan on behalf of each of the named executive officers to match pre-tax elective deferral contributions (included under Salary) made by each officer to such Plan, and (ii) premium payments to continue life insurance coverage under the Group Executive Life Insurance Plan at a level not otherwise available under McClatchy's standard life insurance coverage. The amount of the contribution to McClatchy's 401(k) Plan for each named executive officer for 1998 was $6,400.00.
(5)      With respect to Mr. Pruitt's 1996 salary, from January 1, 1996 through
         May 31, 1996 his annual salary was $400,000. On June 1, 1996, his annual salary was increased to $450,000. In addition, Mr. Pruitt was granted an option on January 13, 1998 to purchase 50,000 shares of Class A Common Stock and an option on November 30, 1998 to purchase
         55,000 shares of Class A Common Stock.
(6)      Messrs. Weil and Whittaker became executive officers in September 1997.
(7) This amount also includes certain perquisites, including $42,626 paid to Mr. Weil as reimbursement of relocation expenses.


                               STOCK OPTION AWARDS

         The following table contains information concerning stock option awards to the Chief Executive Officer and the four other most highly compensated executive officers during the year ended December 27, 1998. Annual stock option grants consist of stock options granted based upon assessment by the Compensation Committee of the individual's past performance, level of responsibility and accountability, anticipated future contributions and long-term value to McClatchy. Stock options are granted at fair market value, have a ten-year term and vest equally over four years beginning on March 1 following the year for which the award was made.

                             Securities         % of Total
                             Underlying      Options Granted      Exercise                     Grant Date
                              Options        To Employees In      or Base        Expiration      Present
          Name               Granted(#)        Fiscal Year       Price($/sh)        Date       Value($)(1)
-------------------------    ----------      ---------------     -----------     ----------    -----------
Pruitt, Gary B.(2).......      50,000             9.00%         $  26.1875        1/13/08     $  414,145

                               55,000             9.90%            32.8750        11/30/08       548,595

Whittaker, Frank R. J....      20,000             3.60%            32.8750        11/30/08       199,489

Weil, Robert J...........      20,000             3.60%            32.8750        11/30/08       199,489

Smith, James P...........      15,000             2.70%            32.8750        11/30/08       149,617

Favre, Gregory E.........      12,500             2.20%            32.8750        11/30/08       124,681

----------
(1)      Options vest in increments of 25% over four years. These values are determined using the Black-Scholes Option Pricing Model. The
         Black-Scholes Option Pricing Model is one of the methods permitted by the Securities and Exchange Commission for estimating the present value of options. The Black-Scholes Option Pricing Model is based on assumptions as to certain variables as described below, and is not intended to estimate, and has no direct correlation to, the amount that an individual will actually realize upon exercise of options. The actual value of the stock options that an executive officer may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The values listed above were based on the following assumptions: volatility (measured as the annualized

                                      -14-


         standard deviation of the sample, as determined from the daily closing prices over the past eleven years, ending with December
         24, 1998) (the last trading day of the fiscal year) of .2868; risk free rates of return for such period of 4.5% to 5.8%; dividend yields for such period of 1.2% to 1.4%; and time of exercise ranging from 4 to 7 years as the options vest.
(2) Mr. Pruitt was granted an option on January 13, 1998 to purchase 50,000 shares of Class A Common Stock and an option on November 30, 1998 to purchase 55,000 shares of Class A Common Stock.


                          OPTION EXERCISES AND HOLDINGS

         The following table shows the number of shares of Class A Common Stock represented by outstanding stock options held by the Chief Executive Officer and the four other most highly compensated executive officers as of December 27, 1998, and the value of such options based on the closing price of McClatchy's Class A Common Stock on December 24, 1998, which was $32.1875.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                 Shares                    Number of Unexercised        Value of Unexercised
                                Acquired      Value         Options at FY-End(#)         Options at FY-End($)
          Name                on Exercise   Realized($)  Exercisable/Unexercisable    Exercisable/Unexercisable

Pruitt, Gary B..........              0      $       0          63,125/168,125             $820,773/$867,898
Whittaker, Frank R. J...         30,625        640,405          41,250/58,750               596,734/282,891
Weil, Robert J..........              0              0           5,625/51,250                68,180/201,734
Smith, James P..........         19,375        320,184          30,750/48,750               420,690/262,891
Favre, Gregory E........          2,812         55,432           9,375/43,750               113,633/252,891


                           LONG-TERM INCENTIVE AWARDS

         The following table shows the awards made to the Chief Executive Officer and the four other most highly compensated executive officers during the last fiscal year.

                              LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                                                 Estimated future payouts under
                                           Performance             non-stock price-based plans
                            Number of      period until    --------------------------------------------
                              units         maturation        Threshold      Target        Maximum
           Name                (#)          or payout            ($)         ($)(1)          ($)
-------------------------------------------------------------------------------------------------------

Pruitt, Gary B............    4,000     1/1/98-12/31/2000      $56,800             $ 0   $1,000,000
                              5,000     12/28/98-12/30/2001          0             N/A    1,000,000


Whittaker, Frank R. J. ...    1,800     1/1/98-12/31/2000       25,560               0    1,000,000
                              2,000     12/28/98-12/30/2001          0             N/A    1,000,000


Weil, Robert J. ..........    1,800     1/1/98-12/31/2000       25,560               0    1,000,000
                              2,000     12/28/98-12/30/2001          0             N/A    1,000,000


Smith, James P............    1,200     1/1/98-12/31/2000       17,040               0    1,000,000
                              1,300     12/28/98-12/30/2001          0             N/A    1,000,000


Favre, Gregory E..........    1,000     1/1/98-12/31/2000       14,200               0    1,000,000
                              1,100     12/28/98-12/30/2001          0             N/A    1,000,000

(1) LTIP payouts with respect to any award year will be based on increases in McClatchy's pre-tax earnings over a three-year performance period, and paid at the rate of $1 per unit multiplied by the number of percentage points of increase in pre-tax earnings (subject to a maximum payout per award per individual of $1,000,000). Because fiscal 1998 was the first year for the LTIP, McClatchy has not yet made any payments under the LTIP. SEC rules require McClatchy to show, in the "Target" column, payouts for the fiscal 1998 awards that would have been made based on fiscal year 1998 performance as an illustration of the payments that might be made under the LTIP in the future. The amounts shown for the fiscal 1998 awards reflect the increase in pre-tax earnings in fiscal 1998 over 1997 (excluding the gain or loss on sales of assets). No amount is shown for the fiscal 1999 awards as no financial results for any portion of the performance period have yet been published. The actual value of these LTIP awards upon payout may differ significantly from the numbers set forth above.

                           FIVE-YEAR PERFORMANCE GRAPH

         The SEC requires that McClatchy include in this proxy statement a line-graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with (i) a broad equity market index and (ii) an industry index or peer group. Shown below is a line graph comparing the percentage change in the cumulative total stockholder return on McClatchy's common stock against the cumulative total return of the S&P Midcap 400 Index and a Peer Group Index for a period of five years ended December 31, 1998.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                            THE MCCLATCHY COMPANY VS.
                 THE S&P MIDCAP 400 INDEX VS. A PEER GROUP INDEX




                                  [LINE GRAPH]




                                   1993  1994  1995  1996  1997  1998
                                   ----  ----  ----  ----  ----  ----
Peer Group Weighted Average:        100    94   116   140   215   224
McClatchy Co.                       100    92   100   155   153   201
S&P Midcap 400                      100    96   126   150   199   228

* $100 invested on 12/31/93 in stock or index-including reinvestment of dividends. Fiscal Year Ending December 31.

         The Peer Group Index is comprised of the following publicly traded newspaper publishing companies, and is weighted according to market capitalization as of the beginning of each year: (1) A. H. Belo Corporation, (2) Central Newspapers, Inc., (3) Dow Jones & Company, (4) E. W. Scripps Company,
(5) Gannett Co., Inc., (6) Journal Register Co., (7) Knight Ridder, Inc., (8) Lee Enterprises, Inc., (9) The McClatchy Company, (10) Media General, Inc., (11) The New York Times Company, (12) Pulitzer Publishing Company, (13) Times Mirror Company, (14) Tribune Company and (15) Washington Post Company.

                                  PENSION PLANS

         The following table shows the estimated annual pension benefits payable to the executive officers named below at normal retirement age (age 65) under McClatchy's qualified defined benefit pension plan, as well as its nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with McClatchy:

                               PENSION PLAN TABLE

                                                 Years of Service
                ----------------------------------------------------------------------------------------
Remuneration        5           10            15          20           25           30      35 AND ABOVE
------------    --------   ----------   ----------   ----------   ----------   ----------   ------------

$    200,000    $ 15,000   $   30,000   $   45,000   $   60,000   $   75,000   $   90,000    $  105,000
     400,000      30,000       60,000       90,000      120,000      150,000      180,000       210,000
     600,000      45,000       90,000      135,000      180,000      225,000      270,000       315,000
     800,000      60,000      120,000      180,000      240,000      300,000      360,000       420,000
   1,000,000      75,000      150,000      225,000      300,000      375,000      450,000       525,000
   1,200,000      90,000      180,000      270,000      360,000      450,000      540,000       630,000

         Benefits under the qualified defined pension plan are computed using basic compensation exclusive of overtime and other compensation; benefits under the supplemental plan are calculated using basic salary plus any annual cash bonus awarded. The benefits shown in the foregoing table are not subject to any deduction for social security or other offset amounts. For single persons, benefits are computed as straight life annuity amounts. Married persons may chose between straight life or joint and survivor annuity amounts. Covered compensation for the named executive officers would consist of the salary and bonus set forth in the Summary Compensation Table above, and for the named executive officers as of the end of the last fiscal year is: Gary B. Pruitt, $1,000,000; Frank R. J. Whittaker, $436,000; Robert J. Weil, $426,000; James P.
Smith, $367,425; and Gregory E. Favre, $346,579. If they remain employees until they reach 65, the years of credited service will be as follows: Gary B. Pruitt, 37.67; James P. Smith, 28.0; Gregory E. Favre, 16.17; Frank R. J. Whittaker, 29.17; and Robert J.
Weil, 21.0.


                              EMPLOYMENT AGREEMENT

         McClatchy has an Employment Agreement with its Chief Executive Officer, Gary Pruitt. The Agreement expires on June 1, 2001, or a later date to which the term of the Agreement is extended under the Agreement. Each June 1, the term of the Agreement extends automatically for one year (so that effective on each June 1, the remaining term of employment is a full three-year period). The Board of Directors can elect to terminate the automatic extension feature of the Agreement. However, that election would only apply to term extensions that would become effective more than 60 days after the Board informs Mr. Pruitt that it has decided to terminate the automatic extensions. If during the term of the Agreement Mr. Pruitt's employment is involuntarily terminated for any reason other than "cause," "mental incompetence" or "disability," or if he resigns for "good reason" (as these terms are defined in the Agreement), he would be entitled to a supplemental severance payment for the balance of his term equal to 300% of his base salary, at the rate then in effect. The severance payment can be made in a lump sum or, at Mr. Pruitt's election (subject to the approval of the Board of Directors), in five equal annual installments. In addition, if a severance payment is made, Mr. Pruitt's group insurance coverage would be continued until the third anniversary of the effective date of the termination of employment or until he and his dependents become eligible for comparable coverage as a result of his reemployment, whichever is earlier. If during the term of the Agreement Mr. Pruitt's employment is terminated because of his disability, he would be entitled to a supplemental disability benefit in an amount equal to 60% of his base salary at the rate then in effect, reduced by all other disability benefits that are payable to him under McClatchy's group insurance plan and all federal or state insurance programs. The supplemental disability benefit would be payable until the third anniversary of the effective date of the termination of employment or until disability benefits under McClatchy's group insurance plan are discontinued, whichever is earlier. In addition, Mr. Pruitt's group insurance benefits would be continued as long as any disability benefit is payable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In September 1998, McClatchy determined for strategic reasons to sell certain of its non-strategic assets, including BUSINESS NORTH CAROLINA, a magazine operated through McClatchy's wholly-owned subsidiary, The News & Observer Publishing Company (N&O). On October 19, 1998, the N&O entered into an Asset Purchase Agreement with Red Hand Media, LLC, a North Carolina limited liability company, to sell the magazine assets to Red Hand Media for $900,000. After the Agreement was executed, but before the transaction was closed, Mr. Potts agreed to purchase a 16% minority interest in Red Hand Media. The sale of the assets to Red Hand Media was completed on November 30, 1998. McClatchy has no continuing interest in BUSINESS NORTH CAROLINA and does not believe that Mr. Potts' minority interest in Red Hand Media will have any impact on his ability to serve as a director of McClatchy.

                      RATIFICATION OF INDEPENDENT AUDITORS
                                (ITEM 2 ON PROXY)

         The Board of Directors has appointed, subject to ratification by the shareholders, Deloitte & Touche LLP as independent auditors for the fiscal year ending December 26, 1999. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire. They will also be available to respond to appropriate questions.

         Ratification of this item requires an affirmative vote of a majority of the aggregate voting power of the shares of Class A and Class B Common Stock present or represented at the meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF DELOITTE & TOUCHE LLP AS MCCLATCHY'S INDEPENDENT AUDITORS.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         SEC regulations require McClatchy to identify the names of persons who failed to file or filed late a report required under Section 16 of the Securities Exchange Act of 1934. Generally, the reporting regulations under
Section 16 require directors, executive officers and greater than 10% shareholders to report changes in ownership of Company securities. To McClatchy's knowledge, based upon a review of the copies of such reports furnished to McClatchy and written representations that no other reports were required, during the year ended December 27, 1998, none of the directors, officers and beneficial owners of greater than 10% of McClatchy's Class A Common Stock failed to file on a timely basis the forms required by Section 16(a) of the Exchange Act.

                                  OTHER MATTERS

         The Board of Directors does not know of any business to be presented at the annual meeting other than the matters set forth above, but if other matters properly come before the meeting your proxy holders will vote on the matters in accordance with their best judgment.

                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         Proposals of shareholders to be presented at McClatchy's annual meeting of shareholders in 2000 must be received at the Corporate Secretary's office, 2100 Q Street, Sacramento, California 95816, no later than December 1, 1999 to be considered for inclusion in the proxy statement and proxy for that meeting.

                                      By Order of the Board of Directors



                                      Karole Morgan-Prager, Corporate Secretary

March 29, 1999

                                                                      APPENDIX A

                              THE MCCLATCHY COMPANY

                              CLASS A COMMON PROXY

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 1999.

The undersigned hereby appoints Gary Pruitt and Karole Morgan-Prager, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated herein, all the shares of the Class A Common Stock of The McClatchy Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 19, 1999, or any postponement or adjournment thereof.

This proxy when properly executed will be voted as directed by the undersigned shareholder. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE
ELECTION OF DIRECTORS AND FOR ITEM 2.

----------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS CHANGE ON  |
REVERSE SIDE                                                    | (Continued and to be dated and signed, on other side)
                                                                |

-----------------------------------------------------------------------------------------------------------------------
                                              -FOLD AND DETACH HERE-





                                                            Please Mark
                                                            your votes as  / X /
                                                            indicated in
                                                            this example


1. To elect directors to serve until the next Annual Meeting of Shareholders and until their successors are elected or chosen.

                              WITHHOLD
   FOR all nominees           AUTHORITY        Nominees: Elizabeth Ballantine, Larry Jinks, S. Donley Ritchey, Frederick R.
 listed to the right      (to vote for all     Ruiz
 (except as marked to    nominees listed at    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
    the contrary)              right)          THE NOMINEE'S NAME BELOW:

         /  /                   /  /           -----------------------------------------------------------------------------


                                                                                                I PLAN TO ATTEND MEETING  / /
2.   Ratification of the appointment        3.  In their discretion, the
     of Deloitte & Touche LLP as the            proxies are authorized to vote       COMMENTS/ADDRESS CHANGE Please mark
     Company's independent auditors for         upon such other business as                  the box if you have written  / /
     1999.                                      may properly come before the      comments/address change on the reverse
                                                meeting.                                                            side

     FOR     AGAINST      ABSTAIN                                                Please sign exactly as name appears on your
                                                                                 stock certificate. When shares are held by
                                                                                 joint tenants, both should sign. When signing
     /  /     /  /         /  /                                                  as attorney, as executor, administrator,
                                                                                 trustee or guardian, please give full title
                                                                                 as such. If a corporation, please sign in
                                                                                 full corporate name by President or other
                                                                                 authorized officer. If a partnership, please
                                                                                 sign in partnership name by authorized
                                                                                 person.

                                                                                 Dated:                                , 1999
                                                                                       --------------------------------

                                                                                 --------------------------------------------
                                                                                 Signature

                                                                                 --------------------------------------------
                                                                                 Signature if held jointly

                                                                                 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                                                                 CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

------------------------------------------------------------------------------------------------------------------------------
                                                    -FOLD AND DETACH HERE-



                                                     THE MCCLATCHY COMPANY


                                             YOUR VOTE IS IMPORTANT TO THE COMPANY


                                             PLEASE SIGN AND RETURN YOUR PROXY BY
                                           TEARING OFF THE TOP PORTION OF THIS SHEET
                                    AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE

                                                                      APPENDIX B

                              THE MCCLATCHY COMPANY

                              CLASS B COMMON PROXY

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 1999.

The undersigned hereby appoints Gary Pruitt and Karole Morgan-Prager, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated herein, all the shares of the Class B Common Stock of The McClatchy Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 19, 1999, or any postponement or adjournment thereof.

This proxy when properly executed will be voted as directed by the undersigned shareholder. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE
ELECTION OF DIRECTORS AND FOR ITEM 2.

----------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS CHANGE ON  |
REVERSE SIDE                                                    | (Continued and to be dated and signed, on other side)
                                                                |

-----------------------------------------------------------------------------------------------------------------------
                                              -FOLD AND DETACH HERE-




                                                            Please Mark
                                                            your votes as  / X /
                                                            indicated in
                                                            this example


1. To elect directors to serve until the next Annual Meeting of Shareholders and until their successors are elected or chosen.

                              WITHHOLD         Nominees: William K. Coblentz, Molly Maloney Evangelisti, Joan F. Lane,
   FOR all nominees           AUTHORITY        James B. McClatchy, Keven S. McClatchy, William Ellery McClatchy, Erwin
 listed to the right      (to vote for all     Potts, Gary B. Pruitt, William M. Roth
 (except as marked to    nominees listed at    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
    the contrary)              right)          THE NOMINEE'S NAME BELOW:

        /  /                   /  /            --------------------------------------------------------------------------------

                                                                                                I PLAN TO ATTEND MEETING  / /
2.   Ratification of the appointment        3.  In their discretion, the
     of Deloitte & Touche LLP as the            proxies are authorized to vote       COMMENTS/ADDRESS CHANGE Please mark
     Company's independent auditors for         upon such other business as                  the box if you have written  / /
     1999.                                      may properly come before the      comments/address change on the reverse
                                                meeting.                                                            side

     FOR     AGAINST      ABSTAIN                                                Please sign exactly as name appears on your
                                                                                 stock certificate. When shares are held by
                                                                                 joint tenants, both should sign. When signing
     /  /     /  /         /  /                                                  as attorney, as executor, administrator,
                                                                                 trustee or guardian, please give full title
                                                                                 as such. If a corporation, please sign in
                                                                                 full corporate name by President or other
                                                                                 authorized officer. If a partnership, please
                                                                                 sign in partnership name by authorized
                                                                                 person.

                                                                                 Dated:                                , 1999
                                                                                       --------------------------------

                                                                                 --------------------------------------------
                                                                                 Signature

                                                                                 --------------------------------------------
                                                                                 Signature if held jointly

                                                                                 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                                                                 CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

------------------------------------------------------------------------------------------------------------------------------
                                                    -FOLD AND DETACH HERE-



                                                     THE MCCLATCHY COMPANY


                                             YOUR VOTE IS IMPORTANT TO THE COMPANY


                                             PLEASE SIGN AND RETURN YOUR PROXY BY
                                           TEARING OFF THE TOP PORTION OF THIS SHEET
                                    AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE